UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRYO-CELL INTERNATIONAL, INC.

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June 8, 2007

Dear Fellow Shareholder:

Cryo-Cell’s 2007 Annual Meeting of Stockholders on July 16, 2007 is fast approaching. At the meeting you will be given an important opportunity to cast your vote in support of your Board of Directors and their role in continuing to build on a solid foundation for what we believe will be significant and enduring success.

Your Board of Directors has nominated for election six highly seasoned professionals – Scott Christian, Andrew Filipowski, Anthony Finch, Gaby Goubran, Jagdish Sheth Ph.D. and myself - all of whom share a deep commitment to serving your best interests as investors in the business of regenerative medicine.

This year’s meeting is of particular importance because a group of shareholders led by David Portnoy, a dissident shareholder, has proposed a slate of hand-picked nominees in opposition to the slate nominated by your Board of Directors.

CRYO-CELL’S BOARD IS EXPERIENCED, FOCUSED AND INDEPENDENT

Your Board is comprised of seasoned executives, who are well-respected, and bring proven leadership and business acumen to Cryo-Cell. This Board led the unprecedented turnaround at Cryo-Cell that resulted in nine quarters of profitability from Q104 through Q106. As successful executives / professionals and as independent directors of Cryo-Cell, your Board has been instrumental in guiding Cryo-Cell to achieve product and service diversification by becoming a global leader in innovative stem cell solutions, particularly as related to prospective applications in the vast and emerging field of women’s healthcare.

We urge you to re-elect the Company’s current directors because the Cryo-Cell Board is diverse, focused on performance and above all, committed to representing the interests of all Cryo-Cell shareholders.

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Scott Christian has more than 27 years of financial management experience with companies such as Automatic Data Processing, Ceridian Corporation and Norstan, in successively expanded roles from Senior Vice President of Finance through Chief Financial Officer to the CEO level. He brings to the Cryo-Cell boardroom his experience in global communications solutions and services and his deep knowledge of financial management.

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Andrew J. Filipowski is an entrepreneur who has founded several businesses over the past 20 years. In addition to his entrepreneurial vision, Mr Filipowski, who owns in excess of 6% of Cryo-Cell’s outstanding stock, brings to the Cryo-Cell boardroom the perspective of a large shareholder.

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Anthony P. Finch has over 25 years of experience in cell separation and cryopreservation. Currently, Mr. Finch serves as Chief Scientific Officer of the Irish National Blood Centre and national Tissue Typing Reference Laboratory. Most importantly, he has over 12 years experience in cord blood processing and pioneered the fractionation and isolation of cord blood stem cells for small volume cryogenic storage. He has established several cord blood stem cell banks in the United States, Europe and Asia. As an independent director to Cryo-Cell, Mr. Finch brings his wealth of experience and expertise in cord blood stem research, management, organization and processing. He is a Fellow of both the Academy of Medical Laboratory Sciences and Institute of Biomedical Sciences, and is a member of the Cord Blood Stem Cell International Society.

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Gaby W. Goubran’s many years of experience at the helm of a successful global provider of business development services to multinational companies in diverse industries makes him uniquely qualified to contribute to Cryo-Cell’s emerging globalization strategy.

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Jagdish Sheth, Ph.D. currently serves as the Charles H. Kellstadt Professor of Marketing at Emory University’s Goizueta Business School, where he founded the Center for Relationship Management and has served as director on several public company boards. Dr. Sheth’s vast business and organizational experience makes him highly qualified to advise Cryo-Cell’s management team on strategic marketing and sales issues along with compensation and governance matters.

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Mercedes Walton has over 30 years of corporate management experience with significant senior executive expertise in the creation and implementation of innovative commercialization strategies for a variety of enterprises including AT&T, Applied Digital Solutions, Inc. and Digital Angel. Her vast and varied experiences in the global business community along with nearly seven years in the stem cell preservation industry make Ms. Walton highly qualified to both lead your company as CEO and Chairman of your Board of Directors.

RISKS OF ADDING MR. PORTNOY AND HIS NOMINEES TO THE BOARD

In sharp contrast to the Cryo-Cell Board nominated slate, the Portnoy Group’s nominees have no relevant indicated professional experience in the stem cell preservation industry, business of regenerative science or relevant public company operating experience. The Portnoy Group consists of a hand-picked group of individuals who appear to have long-time personal and business relationships with David Portnoy. The group consists of Mark and David Portnoy, who are brothers; Harold Berger, an accountant who as part of his practice provides accounting services to Mark Portnoy and certain entities controlled by Mark Portnoy; Scott Martin, whose previous professional experience includes senior management positions with a manufacturer of water heaters, central warm air furnaces and air conditioners, and swimming pool heaters and commercial boilers; and Craig Fleishman, M.D., FACC, FASE, a cardiologist.

Your Board believes that the Portnoy Group does not provide Cryo-Cell or its shareholders with any strategic direction for the Company.

To Protect Your Investment, We Urge You To Sign, Date And

Return The Enclosed WHITE Proxy Card Today.

THE FUTURE OF CRYO-CELL IS BRIGHT

Cryo-Cell has an exciting future ahead. My letter included in the Annual Report describes exciting developments that bring us to the forefront of innovative stem cell solutions in the expansive arena of women’s healthcare.

Your vote is very important to us, no matter the size of your holdings. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. Alternatively, you may be able to vote by internet or phone by following the instructions on the attached card. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson Inc., who is assisting us in this matter, toll free at 1-888-605-7511.

We appreciate your continued support.

On behalf of your Board of Directors,

Mercedes Walton

Chairman and Chief Executive Officer

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Inc. in the self-addressed, postage-paid envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Voting Instruction Form in the self-addressed, postage-paid envelope provided. Remember—only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

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Stockholders Call Toll Free (888) 605-7511